                                                                      EXHIBIT 12

                  CATERPILLAR FINANCIAL SERVICES CORPORATION

                 STATEMENT SETTING FORTH COMPUTATION OF RATIO
                          OF PROFIT TO FIXED CHARGES

                             (Dollars In Millions)


                                                                 Years Ended December 31,
                                                     ----------------------------------------------
                                                      1997      1996      1995      1994      1993
                                                      ----      ----      ----      ----      ----
Income before cumulative effect of
  change in accounting for income
  taxes........................................     $ 94.2    $ 75.6    $ 65.2    $ 32.2    $ 37.8

Add:
 Provision for income taxes....................       53.5      40.2      38.5      19.3      21.3

Deduct:
 Equity in profit of partnerships..............       (2.6)     (2.2)     (1.4)     (1.7)     (1.6)
                                                    ------    ------    ------    ------    ------
Profit before taxes............................     $145.1    $113.6    $102.3    $ 49.8    $ 57.5
                                                    ======    ======    ======    ======    ======

Fixed charges:
 Interest on borrowed funds....................     $366.7    $315.4    $298.4    $212.1    $173.1
 Rentals--at computed interest*................        3.2       2.5       1.8       1.3       1.2
                                                    ------    ------    ------    ------    ------
Total fixed charges............................     $369.9    $317.9    $300.2    $213.4    $174.3
                                                    ======    ======    ======    ======    ======

Profit before taxes plus fixed
 charges.......................................     $515.0    $431.5    $402.5    $263.2    $231.8
                                                    ======    ======    ======    ======    ======

Ratio of profit before taxes plus
 fixed charges to fixed charges................       1.39      1.36      1.34      1.23      1.33
                                                    ======    ======    ======    ======    ======

___________________

* Those portions of rent expense that are representative of interest cost.